Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
November 5, 2021	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
Vivid Seats Inc.	Hamburg	Seoul
111 N. Canal Street	Hong Kong	Shanghai
Suite 800	Houston	Silicon Valley
Chicago, Illinois 60606	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Vivid Seats Inc. – Registration Statement on Form S-1

To the addressees set forth above:

We have acted as special counsel to Vivid Seats Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of (a) an aggregate of 63,067,173 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of the Company, consisting of (x) 47,517,173 outstanding shares (the “PIPE Shares”) of Class A common stock and (y) 15,550,000 shares (the “Sponsor Shares”) of Class A common stock held by Horizon Sponsor, LLC (“Sponsor”) and (b) 45,686,457 warrants (the “Resale Warrants”) to acquire shares of Class A common stock, in each case, by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), including (A) 6,519,791 warrants to acquire shares of Class A common stock at an exercise price of $11.50 per share (the “Private Placement IPO Warrants”), (B) 5,166,666 warrants to acquire shares of Class A common stock at an exercise price of $11.50 per share (the “Public Sponsor Warrants”), (C) 17,00,000 warrants to acquire shares of Class A common stock at an exercise price of $10.00 per share (the “$10.00 Exercise Warrants”) and (D) 17,000,000 warrants to acquire shares of Class A common stock at an exercise price of $15.00 per share (the “$15.00 Exercise Warrants”); (ii) the issuance by the Company and the offer and sale by the Selling Securityholders of (a) up to 45,686,457 shares (the “Resale Warrant Shares”) of Class A common stock upon the exercise of Resale Warrants, including (A) 6,519,791 shares issuable upon the exercise of the Private Placement IPO Warrants (the “Private Placement IPO Warrant Shares”), (B) 5,166,666 shares issuable upon the exercise of the Public Sponsor Warrants (the “Public Sponsor Warrant Shares”), (C) 17,000,000 shares issuable upon the exercise of the $10.00 Exercise Warrants (the “$10.00 Exercise Warrant Shares”) and (D) 17,000,000 shares issuable upon the exercise of the $15.00 Exercise Warrants (the “$15.00 Exercise Warrant Shares”), and (b) 124,200,000 shares (the “Topco Shares”) of Class A common stock issuable in exchange for certain common units (the “Intermediate Common Units”) of Hoya Intermediate, LLC, a Delaware limited liability company (“Hoya Intermediate”), held by Hoya Topco, LLC, a Delaware limited liability company (“Hoya Topco”), including 6,000,000 Intermediate Common Units issuable in the future pursuant to the exercise of warrants held by Hoya Topco, upon the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of Hoya Intermediate and the Company’s Amended and Restated Certificate of Incorporation; and (iii) the issuance by the Company of up to 12,966,112 shares (the “Public Warrant Shares”) of Class A common stock issuable upon the exercise of warrants, held by shareholders other than the Sponsor, to acquire Class A common stock (the “Public Warrants” and, together with the Resale Warrants, the “Warrants”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of PIPE Shares, the Sponsor Shares, the Resale Warrant Shares, the Topco Shares, the Public Warrant Shares and the Resale Warrants.

November 5, 2021

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in paragraph 3 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The PIPE Shares and the Sponsor Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.

When the Topco Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders thereof, and have been issued by the Company in accordance with the terms and conditions of the Second Amended and Restated Limited Liability Company Agreement of Hoya Intermediate (as the same may be amended from time to time) and the Company’s Amended and Restated Certificate of Incorporation (as the same may be amended from time to time), the Topco Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

3.	The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.

When the Private Placement IPO Warrant Shares, the Public Sponsor Warrant Shares, the $10.00 Exercise Warrant Shares, the $15.00 Exercise Warrant Shares and the Public Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Private Placement IPO Warrant, Public Sponsor Warrant, $10.00 Exercise Warrant, $15.00 Exercise Warrant and Public Warrant holders, as applicable, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Private Placement IPO Warrants, Public Sponsor Warrants, $10.00 Exercise Warrants, $15.00 Exercise Warrants and Public Warrants, as applicable, the Private Placement IPO Warrant Shares, Public Sponsor Warrant Shares, $10.00 Exercise Warrant Shares, $15.00 Exercise Warrant Shares and Public Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

November 5, 2021

Our opinions set forth in numbered paragraph 3 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that (i) the Warrants, (ii) the amended and restated warrant agreement, dated as of October 14, 2021, between Horizon Acquisition Corporation, a Cayman Islands exempted company (“Horizon”), and Continental Stock Transfer & Trust Company (“Continental”), relating to the Private Placement IPO Warrants, Public Sponsor Warrants and Public Warrants, (ii) the private warrant agreement, dated as of October 15, 2021, between Horizon and Continental, relating to the $10.00 Exercise Warrants and (iii) the private warrant agreement, dated as of October 15, 2021, between Horizon and Continental, relating to the $15.00 Exercise Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Latham & Watkins LLP